PROXY RESULTS

Stockholders of Seligman Select Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 20, 1999, in Palm Beach, Florida. The description of each proposal and number of shares voted are as follows:

ELECTION OF DIRECTORS:

Election by Holders of Preferred Shares and Common Shares:

                                                FOR          WITHHELD
                                            ----------      ----------
   John E. Merow                            10,798,535        136,177
   James C. Pitney                          10,799,435        135,277
Election by Holders of Preferred Shares:

                                                FOR          WITHHELD
                                            ----------      ----------
   Betsy S. Michel                              706              --
   James N. Whitson                             706              --

RATIFICATION OF DELOITTE &TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1999:

                                      FOR          AGAINST        ABSTAIN
                                   ---------      ---------      ---------
                                  10,779,399       39,643         115,670